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                                                                   Exhibit 23.4



October 1, 1997


Drew S. Levin
Chairman of the Board
Team Communications Group, Inc.
12300 Wilshire Boulevard, Suite 400
Los Angeles, CA 90025

        RE: REGISTRATION STATEMENT

Dear Mr. Levin:

This is to confirm that I hereby consent to have my name included in the Registration Statement of the Initial Public Offering of Team Communications Group, Inc. as a Nominated Director.

Thank you.

Sincerely,


[SIG]
Seth Willenson